Exhibit 99.1

Liberty Global Completes the Sale of its Austrian Operations to T-Mobile Austria

Denver, Colorado - July 31, 2018:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that it has completed the previously announced sale of UPC Austria to T-Mobile Austria for an enterprise value of €1.9 billion1 ($2.2 billion2), equal to nearly 11x UPC Austria’s estimated 2017 adjusted3 segment operating cash flow. The proceeds, after taking into account the repayment of debt that we attribute to UPC Austria, will be approximately €900 million ($1.1 billion2). These proceeds will be used to increase our share repurchase program by $500 million and to repay additional debt across select credit pools of Liberty Global.
Liberty Global’s Board of Directors authorized this increase to the buyback program in connection with the closing of the sale. The increase supplements our previously announced $2.0 billion share repurchase program, which we intend to complete by year-end 2018. The incremental $500 million announced today can be spent at any time over the next 12 months. Under the buyback program, Liberty Global may acquire from time to time its Class A ordinary shares, Class C ordinary shares, or any combination of Class A and Class C ordinary shares. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares will depend on a variety of factors, including market conditions and applicable law. Buybacks under the program may be implemented in conjunction with brokers for the Company and other financial institutions with whom the Company has relationships within certain pre-set parameters and purchases may continue during closed periods in accordance with applicable restrictions. The buyback program may be suspended or discontinued at any time.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in 11 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 22 million customers subscribing to 46 million TV, broadband internet and telephony services. We also serve over 7 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.

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1 Cash proceeds approximated €1.8 billion ($2.1 billion2) after considering debt, working capital and minority interests adjustments.
2 Convenience translation based on USD/EUR spot rate of 1.17
3 For the purpose of the purchase price multiple calculation, the estimated 2017 segment operating cash flow of UPC Austria has been reduced by €9 million, representing the estimated net amount of transitional services to be provided by Liberty Global during the first year following closing.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Casa Systems, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Matt Coates	+44 20 8483 6333	Bill Myers	+1 303 437 5880
John Rea	+1 303 220 4238	Matt Beake	+44 20 8483 6428
Stefan Halters	+1 303 784 4528

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